================================================================================

      As filed with the Securities and Exchange Commission on May 26, 1999
================================================================================
                                                           Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                             Del Monte Foods Company
             (Exact Name of Registrant as Specified in Its Charter)


                     Delaware                             13-3542950

         (State or Other Jurisdiction of       (I.R.S. Employer Identification
          Incorporation or Organization)                   Number)

                                   One Market
                         San Francisco, California 94105
                                 (415) 247-3000

              (Address of Registrant's Principal Executive Offices)


                             DEL MONTE FOODS COMPANY
                NON-EMPLOYEE DIRECTOR AND INDEPENDENT CONTRACTOR
                            1997 STOCK INCENTIVE PLAN

                             DEL MONTE FOODS COMPANY
                               DIRECTORS' FEE PLAN

                             DEL MONTE FOODS COMPANY
                            1998 STOCK INCENTIVE PLAN

                           (Full Titles of the Plans)


                            William R. Sawyers, Esq.
                  Vice President, General Counsel and Secretary
                             Del Monte Foods Company
                                   One Market
                         San Francisco, California 94105
                                 (415) 247-3000

           (Name, Address, and Telephone Number, Including Area Code,
                             of Agent for Service)

                                          CALCULATION OF REGISTRATION FEE



                                                                           Proposed
                                                                           maximum       Proposed
                                                                           offering      maximum         Amount of
       Title of each class of securities             Amount to be         price per     aggregate      registration
               to be registered                     registered(1)           share     offering price        fee
               ----------------                     -------------           -----     --------------        ---

Common Stock, par value $.01 per share              148,828 shares       $5.22(2)        $776,883(2)       $216(2)
Common Stock, par value $.01 per share             1,861,011 shares     $13.00(2)     $24,193,143(2)     $6,726(2)
Common Stock, par value $.01 per share             1,584,676 shares     $12.57(3)     $19,919,378(3)     $5,538(3)
Total                                              3,594,515 shares        ---        $44,889,404       $12,480

(1) Together with an indeterminate number of shares that may be necessary to adjust the number of shares reserved for issuance pursuant to the Del Monte Foods Company Non-Employee Director and Independent Contractor 1997 Stock Incentive Plan, the Del Monte Foods Company Directors' Fee Plan, and the Del Monte Foods Company 1998 Stock Incentive Plan as the result of a stock split, stock dividend or similar adjustment of the outstanding Common Stock of Del Monte Foods Company (the "Registrant").


(2) Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the "Securities Act"), with respect to shares of Common Stock issuable pursuant to stock options granted under the Del Monte Foods Company Non-Employee Director and Independent Contractor 1997 Stock Incentive Plan and the Del Monte Foods Company 1998 Stock Incentive Plan and based on the exercise price of such stock options. Upon cancellation, expiration, forfeiture or other termination or settlement of such stock options (or portions thereof) without a delivery of shares of Common Stock or upon tender of shares of Common Stock to the Registrant in connection with the exercise of such stock options, new stock options or other stock awards may be granted at varying exercise prices under the Del Monte Foods Company 1998 Stock Incentive Plan with respect to the shares of Common Stock underlying such terminated stock options (or portions thereof) or tendered in connection with such stock options.


(3) Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(h) under the Securities Act, with respect to shares of Common Stock issuable pursuant to stock options or other stock awards not yet granted under the Del Monte Foods Company Directors' Fee Plan and the Del Monte Foods Company 1998 Stock Incentive Plan and based on the average of the high and low sales prices on May 24, 1999 of a share of Common Stock as reported on the New York Stock Exchange.

                                     Part II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

     The following information shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents:

     (i) The Registrant's Prospectus dated February 4, 1999 filed pursuant to Rule 424(b) of the Securities Act with respect to Post-Effective Amendment No. 2 to the Registration Statement on Form S-1 (No. 333-48235) filed by the Registrant under the Securities Act with the Securities and Exchange Commission (the "Commission") on January 19, 1999 (the "Registrant's Form S-1"),

     (ii) the Registrant's Quarterly Report on Form 10-Q for the Quarter ended September 30, 1998,

     (iii) the Registrant's Quarterly Report on Form 10-Q for the Quarter ended December 31, 1998,

     (iv) the Registrant's Quarterly Report on Form 10-Q for the Quarter ended March 31, 1999,

     (v) the description of the Common Stock of the Registrant is contained under the caption "Description of Capital Stock" in the Prospectus dated February 4, 1999 filed pursuant to Rule 424(b) of the Securities Act with respect to the Registrant's Form S-1 and incorporated by reference to the Registration Statement on Form 8-A filed by the Registrant under the Exchange Act with the Commission on July 23, 1998, and

     (vi) all documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the termination of the offering of the Common Stock offered hereby.

     Any statement contained in a document incorporated or deemed to be incorporated herein by reference, or contained in this Registration Statement, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

     Not applicable.

Item 5.  Interests of Named Experts and Counsel.

     Not applicable.

Item 6.  Indemnification of Directors and Officers.

     The Certificate of Incorporation of the Registrant provides that the Registrant will indemnify each of its directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware (the "DGCL") and may indemnify certain other persons as authorized by the DGCL.
Section 145 of the DGCL provides as follows:

145 INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS; INSURANCE. --

     (a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

     (b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     (c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

     (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

     (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

     (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

     (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person in any such capacity or arising out of such person's status as such whether or not the corporation would have the power to indemnify such person against such liability under this section.

     (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

     (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

     (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

     (k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees).

     The Del Monte Foods Company Directors' Fee Plan, the Del Monte Foods Company Non-Employee Director and Independent Contractor 1997 Stock Incentive Plan and the Del Monte Foods Company 1998 Stock Incentive Plan each provide that no member of the Registrant's Board of Directors nor any committee thereof shall be liable for any action or determination made in good faith with respect to such plan. The Del Monte Foods Company Directors' Fee Plan further provides that each such person shall be indemnified to the maximum extent permitted by applicable law and the Registrant's Certificate of Incorporation.

     The Registrant also carries liability insurance covering officers and directors.

Item 7.  Exemption From Registration Claimed.

     Not applicable.

Item 8.  Exhibits.

     The following exhibits are filed with or incorporated by reference into this Registration Statement (numbering corresponds to Exhibit Table in Item 601 of Regulation S-K):

     4.1 Del Monte Foods Company Directors' Fee Plan

     4.2 Del Monte Foods Company Non-Employee Director and Independent Contractor 1997 Stock Incentive Plan

     4.3 Del Monte Foods Company 1998 Stock Incentive Plan

     4.4 Certificate of Incorporation of Del Monte Foods Company (filed as
Exhibit 3.1 to the Registrant's Form S-1 and incorporated by reference herein)

     4.5 Amended and Restated Bylaws of Del Monte Foods Company (filed as
Exhibit 3(ii) to the Registrant's Quarterly Report on Form 10-Q for the Quarter ended March 31, 1999 (SEC File No. 001-14335) and incorporated by reference herein)

     5.1 Opinion of Cleary, Gottlieb, Steen & Hamilton regarding the validity of securities being registered

     23.1 Consent of Independent Auditors

     23.2 Consent of Independent Auditors

     23.3 Consent of Independent Auditors

     23.4 Consent of Cleary, Gottlieb, Steen & Hamilton (included in Exhibit
5.1)

     24.1 Power of Attorney (included on signature page)

Item 9.  Undertakings.

     (a) The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs
(a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to
Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of the employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on this 24th day of May, 1999.

                            DEL MONTE FOODS COMPANY


                            By:     /s/ Richard G. Wolford
                                    -----------------------
                                    Richard G. Wolford, Chief Executive Officer


                                POWER OF ATTORNEY

     Each person whose signature appears below on this Registration Statement hereby constitutes and appoints Richard G. Wolford, Wesley J. Smith and William
R. Sawyers, and each of them, with full power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (unless revoked in writing) to sign any and all amendments (including post-effective amendments thereto) to this Registration Statement to which this power of attorney is attached, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated, on May 24, 1999.

      Signature                                                        Title
      ---------                                                        -----
         /s/ Richard G. Wolford            Chief Executive Officer (Principal Executive Officer); Director
---------------------------------
Richard G. Wolford
         /s/ David L. Meyers               Executive Vice President, Administration and Chief Financial
---------------------------------          Officer (Principal Financial Officer)
David L. Meyers
        /s/ Richard L. French              Senior Vice President and Chief Accounting Officer (Principal
---------------------------------          Accounting Officer)
Richard L. French
         /s/ Richard W. Boyce              Chairman of the Board; Director
---------------------------------
Richard W. Boyce

     /s/ Timothy G. Bruer                  Director
---------------------------------
Timothy G. Bruer
     /s/ Al Carey                          Director
---------------------------------
Al Carey
     /s/ Patrick Foley                     Director
---------------------------------
Patrick Foley
     /s/ Brian E. Haycox                   Director
---------------------------------
Brian E. Haycox
     /s/ Denise M. O'Leary                 Director
---------------------------------
Denise M. O'Leary
     /s/ William S. Price, III             Director
---------------------------------
William S. Price, III
     /s/ Jeffrey A. Shaw                   Director
---------------------------------
Jeffrey A. Shaw
     /s/ Wesley J. Smith                   Director
---------------------------------
Wesley J. Smith

                                  EXHIBIT INDEX

                                                                                        Sequentially Numbered
Exhibit No.                Description                        Method of Filing                   Page Location
-----------                -----------                        ----------------                   -------------
4.1                        Del Monte Foods Company              Filed herewith                              12
                           Directors' Fee Plan

4.2                        Del Monte Foods Company              Filed herewith                              19
                           Non-Employee Director and
                           Independent Contractor 1997
                           Stock Incentive Plan

4.3                        Del Monte Foods Company              Filed herewith                              30
                           1998 Stock Incentive Plan

4.4                        Certificate of Incorporation         Filed as Exhibit 3.1 to                     --
                           of Del Monte                         the Registrant's
                           Foods Company                        Form S-1
                                                                and incorporated
                                                                herein by reference

4.5                        Amended and Restated                 Filed as Exhibit                            --
                           Bylaws of Del Monte                  3(ii) to the Registrant's
                           Foods Company                        Quarterly Report on
                                                                Form 10-Q for the
                                                                Quarter ended
                                                                March 31, 1999 (SEC
                                                                File No. 001-14335) and
                                                                incorporated herein by reference

5.1                        Opinion of Cleary, Gottlieb,         Filed herewith                              48
                           Steen & Hamilton regarding
                           the validity of securities
                           being registered

23.1                       Consent of Independent               Filed herewith                              50
                           Auditors

23.2                       Consent of Independent               Filed herewith                              51
                           Auditors

23.3                       Consent of Independent               Filed herewith                              52
                           Auditors

23.4                       Consent of Cleary, Gottlieb,         Filed herewith                              48
                           Steen & Hamilton (included
                           in Exhibit 5.1)

24.1                       Power of Attorney (included          Filed herewith                              9
                           on signature page)